American Stock Exchange Symbol - UEC Frankfurt Stock Exchange Symbol - U6Z
FOR IMMEDIATE RELEASE	June 5, 2008

Uranium Energy Corp: Draft Mine Permit Issued for Goliad ISR Uranium Project in South Texas

First Draft Permit to be Issued in over Ten Years to a Publicly Listed Company in the U.S.

Austin, Texas, June 5, 2008 - Uranium Energy Corp, a U.S.-based resource company with the objective of near-term uranium production, is pleased to report that the Texas Commission on Environmental Quality (TCEQ) has issued a Draft Mine Permit for the Company's Goliad ISR Uranium Project in South Texas. The issuance of the draft mine permit follows an intensive nine-month technical review of the mine permit application by the TCEQ.

The permitting of uranium mining in Texas is administrated at the state level. The U.S. Nuclear Regulatory Commission (NRC) has delegated its authority to the state regulatory agencies, and companies deal directly with the state agencies in Texas rather than the NRC. Texas is known as an "Agreement State." In 2007, Texas further streamlined the permitting process by putting the TCEQ in control of the entire permitting process. Uranium producers and near-term producers deal with one agency, the TCEQ, for all required and related permits and licenses. As it has done for decades with oil and gas production, Texas is the state that is giving priority to uranium permitting and production directly.

This is the first draft permit to be issued in over 10 years to a publicly listed company in the United States. A private company, Mestena Uranium LLC, also based in south Texas, was issued such a draft permit eight years ago and is producing approximately one million pounds of U3O8 annually using in-situ recovery.

Commenting on this milestone, Harry Anthony, Chief Operations Officer, stated, "We are very pleased with the rapid progress we are making with the Goliad project. Receiving the Draft Mine Permit for Goliad after a nine-month period of review validates the detailed technical understanding that company staff are developing about the project area.~~"~~

Notice of the draft permit will be published in project-area newspapers for public comment for thirty days. TCEQ will prepare a response to comments, and the draft permit will be placed on the Commissioners' agenda for completion. Uranium Energy Corp is on schedule to file the remaining applications this summer for starting ISR production at the Goliad Project, which include applications for a Production Area Authorization, a Disposal Well Permit and a Radioactive Material License.

About Uranium Energy Corp

Uranium Energy Corp (AMEX: UEC) is a US-based resource company with the objective of becoming a near-term ISR uranium producer in the United States. The Company controls one of the largest historical uranium exploration and development databases in the US. Through the use of these databases, the Company has acquired advanced uranium properties throughout the southwestern US. The operational management is comprised of pre-eminent uranium mining and exploration professionals, whose collective experience in this industry gives the Company ongoing uranium mine-finding and mine development expertise.

Contact North America: Investor Relations, Uranium Energy Corp
Toll Free: (866) 748-1030
Fax: (512) 233-2531
E-mail: info@uraniumenergy.com

Stock Exchange Information:
American Stock Exchange Symbol: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US9168961038

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